Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-56282) on Form S-8, the Registration Statement (No. 333-177256) on Form S-8 and the Registration Statement (No. 333-173212) on Form S-3 of Dataram Corporation and of our report dated July 27, 2012, relating to the consolidated balance sheets of Dataram Corporation and Subsidiaries as of April 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2012 which report appears in the April 30, 2012 Annual Report on Form 10-K of Dataram Corporation.

/s/ J.H. Cohn LLP

Roseland, New Jersey

July 27, 2012